Exhibit 5.10

[Letterhead of Jones Day]

To:

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

United States

(the “Addressee”)

February 10, 2023

Ref.:	Diebold Nixdorf, Incorporated– Registered Exchange Offer

Dear Sirs and Madams,

A.	Introduction

We have acted as Spanish legal advisers to Diebold Nixdorf, S.L.U. (the “Spanish Company”) in relation to the Opinion Documents (the “Transaction”).

We deliver this legal opinion (the “Opinion”) to you in relation to the Opinion Documents (as defined below).

B.	Reviewed Documentation

In rendering this Opinion, we have reviewed a copy of the following documents (except for the documents referred to in paragraph (d), the “Opinion Documents” and, each of them, individually, an “Opinion Document”):

(a)

the form of 2026 Notes Supplemental Indenture to be made between, inter alia, Diebold Nixdorf certain of its subsidiaries as Guarantors (as defined therein) including the Spanish Company, U.S. Bank Trust Company, National Association as Trustee and GLAS Americas LLC as Notes Collateral Agent (the “2026 Supplemental Indenture”);

(b)

a copy of the executed 2026 Notes Indenture 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 dated 29 December 2022 and made between, inter alia, Diebold Nixdorf, Incorporated, certain of its subsidiaries as Guarantors (as defined therein) including the Spanish Company, U.S. Bank Trust Company, National Association as Trustee and GLAS Americas LLC as Notes Collateral Agent (the “2026 Indenture”);

(c)

a Registration statement on Form S-4 (as amended, supplemented and restated from time to time, whether before or after this Registration statement on Form S-4 becomes effective), setting out the terms and conditions of the Exchange Offer, included in the Registration Statement; and

(d)	the Corporate Resolutions, the Excerpts, the By-Laws and the Insolvency Search (as these terms are defined in Schedule 1).

C.	Defined terms

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the respective Opinion Document.

In this opinion:

(a)	the document listed in paragraph (a) of Section B (Reviewed Documentation) above shall be referred to as the “Non-Executed Opinion Document”; and

(b)	the documents listed in paragraphs (b) to (c) of Section B (Reviewed Documentation) above shall be jointly referred to as the “Executed Opinion Documents”.

(c)	“Spanish Company Representatives” means Mr. Luis Carlos Rodríguez Argüelles, Mr. Luis Pita Espiniella and Mrs. Ewa Porebska.

D.	Nature of the Opinion and observations

This Opinion is strictly confined to the specific matters of Spanish common law (“Ley española común”) (including relevant case law) as at the date of this Opinion expressly set out in Section F (Opinion) below. We express no opinion with regard to any system of law (including those jurisdictions in which Jones Day has an office) other than the laws of the Kingdom of Spain. In particular, we express no opinion on European Union law as it affects any jurisdiction other than the Kingdom of Spain.

This Opinion is not to be read as extending by implication to any other matter in connection with the Opinion Documents. In particular (but without prejudice to the generality of the foregoing):

(a)

By giving this Opinion, we do not assume any obligation to notify the Addressee of future changes in Spanish law or any other circumstance occurring after the issue of this Opinion and which may affect the matters addressed herein, or otherwise to update this Opinion in any respect.

(b)

In this Opinion, references to Spanish law or to the laws of the Kingdom of Spain are to be read as references to the laws and regulations of the Kingdom of Spain in full force and effect as of the date hereof, as interpreted and applied by Spanish courts and regulatory authorities as of the date hereof.

(c)

In this Opinion, Spanish legal concepts are expressed in English terms and not in their original Spanish terms and therefore they may not be identical to the concepts described by the same English terms as they exist under the laws of any other jurisdiction.

(d)	This Opinion is a formal and necessarily concise statement of Opinion as to Spanish law and should not be treated as a substitute for comprehensive legal advice in connection with the Transaction.

(e)	The following observations should also apply to this Opinion:

i.

Statements of Fact: we have not been responsible for investigating or verifying whether statements of fact (including statements of foreign law), opinion or intention contained in or relevant to the Opinion Documents or any related documents are accurate, complete or reasonable.

ii.

Ratios and Calculations: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Opinion Documents, or any cash flow model used or to be used in connection with the Transaction, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties.

iii.

Scope: we have not been instructed to review any regulatory matters (but excluding any Spanish law regulatory authorisations required for the entry into and performance by the parties of their obligations under the Opinion Documents), data protection or insider trading laws and any reference to Spanish law herein shall exclude the law relating to such matters.

iv.	Accounting: we do not opine on the accounting treatment applicable to the Opinion Documents in the financial statements of the Spanish Company.

v.

Operational Licences: we have not investigated whether the Spanish Companies have obtained any of the operational licences, permits and consents which they may require for the purpose of carrying on their business; and

vi.

Antitrust: we have not considered whether the Transaction complies with civil or criminal antitrust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws.

E.	Assumptions

In rendering this Opinion, we have assumed:

1.	The legal capacity of all individuals executing the Executed Opinion Documents (other than those representing the Spanish Company).

2.

The genuineness of all signatures, stamps and seals on, the conformity to original documents of all copy documents examined by us, whether as certified, photostatic, electronic or in faxed copy form, and the authenticity and completeness of all documents submitted to us as originals. In this regard, we assume that all such information and any other certificate or document to which we refer to or on which we have expressed reliance in this Opinion remain complete, true, accurate, up-to-date, in full force and effect and have not been varied, novated or revoked at the date hereof.

3.	That the Non-executed Opinion Document shall be executed in accordance with the draft provided to us as per Section B (Reviewed Documentation) above.

4.

That all the conditions precedent contained in the Opinion Documents (if any) have been fulfilled (or shall be, as regards the Non-executed Opinion Document) or, if appropriate, waived in accordance with the terms of the Opinion Documents by the party for whose benefit such conditions were inserted.

5.

That the Executed Opinion Document remains in full force and effect and has not been revoked, amended or affected by any subsequent action not disclosed to us and that there are no facts or other arrangements, documents or agreements that modify the content of the Executed Opinion Document, or would result in the inclusion or addition of additional terms of them.

6.	That the information contained in the By-Laws is complete and accurate as at the date they were provided to us, and that they have not been revoked or modified or limited.

7.

The Corporate Resolutions are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and such Corporate Resolutions were validly passed with full power and authority and remain in full force and effect and have not been revoked or modified or limited.

8.

That the information contained in the Excerpts and the Insolvency Search is correct, complete and accurate in all respects and has not been altered since the date of issue of such Excerpts and the Insolvency Search.

9.

That the parties to the Executed Opinion Documents have complied (and will continue to comply) with all applicable antiterrorism, anti-corruption, anti-money laundering, “know your customer” and human rights laws and regulations, and that the performance and enforcement of the Executed Opinion Documents are, and will continue to be, consistent with all such laws and regulations.

10.

That all consents, licenses, approvals, notices, filings, recordings, publications and registrations which are necessary under any applicable laws (other than the laws of Spain) in order to permit the execution, delivery, authorization or performance, as applicable, of the Opinion Documents or to perfect, protect or preserve any of the interests created or to be created, as applicable, by the Opinion Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations.

11.

That insofar as any obligations under the Executed Opinion Documents falls to be performed in, or is otherwise subject to, any jurisdiction other than Spain, it will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction.

12.

That the Parties to the Executed Opinion Documents (other than the Spanish Company) are duly organized and validly existing under the laws of their respective jurisdictions and that they are registered in the corresponding registries.

13.

That there are no facts or other arrangements documents or agreements that modify or supersede, in whole or in part, the content of the Executed Opinion Documents, or would result in the inclusion or addition of additional terms of the same. In addition, there are no dealings between the parties that affect the effectiveness, validity, enforceability, content and effects of the Executed Opinion Documents.

14.

That the Executed Opinion Documents were entered into at arm´s length terms for bona fide commercial reasons by the parties thereof and that, in particular, the transactions contemplated in the Executed Opinion Documents are in the economic and financial interest common to, and with corporate benefit for the Spanish Company and its representatives have fulfilled their fiduciary duties (“deberes de los administradores”).

15.	That the Spanish Company Representatives have legal capacity (“capacidad de obrar”) to (i) execute the Executed Opinion Document; and (ii) authorize the Non-executed Opinion Document on its behalf.

16.

The absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Parties to the Executed Opinion Documents and their respective directors, employees, agents and advisers (excepting ourselves).

17.

That all parties to the Executed Opinion Documents (other than the Spanish Company) have all powers, faculties and authorities to enter into and perform their obligations under the Executed Opinion Documents and performing their obligations thereunder and the execution or performance of them will not contravene their constitutive documents or, as the case may be, any mandatory provision of law, judgment or ruling by which they are or any of their assets are bound (other than Spain).

18.	That each party to the Opinion Documents (other than the Spanish Company) has duly authorized and or executed and delivered, as applicable, the Opinion Documents.

19.

All the applicable requirements, recordings and formalities set forth by the laws of Spain to make the Executed Opinion Documents valid, binding and enforceable under the laws of Spain have been satisfied and complied with.

20.

That none of the transactions contemplated by the Opinion Documents will infringe the terms of, or constitute a default under, any agreement or other instrument or obligation to which any Party thereto is party (other than the bylaws and other constitutional documents of the Spanish Company) or by which any of its property, undertaking, assets or revenues are bound.

21.

That the Spanish Company has its “centre of main interests” in Spain for the purposes of article 3.1 of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

22.	That on the date of this Opinion:

a)

the Spanish Company is able to pay its debts within the meaning of Article 2 of the Spanish Insolvency Act (“Royal Legislative Decree 1/2020 of 5 May 2020, approving the recast text of the Insolvency Act”) (as amended by the Spanish Law 16/2022, of 5 September 2022, amending the restated text of the Insolvency Law) (the “Spanish Insolvency Act”);

b)

the Spanish Company would not be, as a consequence of performing its obligations under the Opinion Documents, unable to pay its debts within the meaning of such Article 2 of the Spanish Insolvency Act;

c)	no:

(i)	petition to commence insolvency proceedings (“concurso de acreedores”);

(ii)	notice to initiate negotiations with creditors (“comunicación de apertura de negociaciones con los acreedores”) as provided by Title II of the Second Book of the Spanish Insolvency Act; or

(iii)

restructuring plan (“plan de reestructuración”) or request to judicially sanction a reestructuring plan (“homologación de plan de reestructuración”) as provided by Title III of the Second Book of the Spanish Insolvency Act;

is intended to be submitted or executed, in relation to the Spanish Company; and

d)

the Spanish Company does not fall into any of the categories set out under article 363 of Royal Legislative Decree 1/2010, of 2 July 2010, passing the Spanish Capital Companies Act (“Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital”) (the “Spanish Capital Companies Act”) which would require that Spanish Company to be wound-up.

F.	Opinion

On the basis of the examination of the documents mentioned in Section B (Reviewed documentation) above and applicable Spanish law currently in effect, and subject to Section D (Nature of the Opinion and observations), Section E (Assumptions) above and the qualifications contained in Section G (Qualifications) below, we are of the Opinion that:

1.	Corporate existence

(i)

The Spanish Company is a company duly incorporated in the Kingdom of Spain as a “sociedad de responsabilidad limitada”, validly existing under the laws of the Kingdom of Spain and duly registered at the Commercial Registry (Registro Mercantil) of Madrid, is duly qualified to do business and is in good standing under the laws of the Kingdom of Spain.

(ii)

The Corporate Resolutions, Excerpts and Insolvency Search do not reflect, in respect of the Spanish Company that (i) any steps have been taken in Spain for its liquidation, dissolution, declaration of insolvency (declaración de concurso); or (ii) any liquidator, administrator or receiver has been appointed in Spain over the Spanish Company’s assets.

2.	Corporate power and authority

(a)

The Spanish Company has full right, power and authority to execute each of the Opinion Documents to which it is a party (as applicable) and to perform its respective obligations thereunder, and all action required to be taken for the due and proper authorization, execution and delivery of each of the Opinion Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(b)	The Spanish Company Representatives have been duly empowered by virtue of the Corporate Resolutions to execute each of the Opinion Documents in the name and on behalf of the Spanish Company.

3.	Due authorization

The Opinion Documents have been duly authorized by the Spanish Company.

4.	Due execution

(a)	The Executed Opinion Documents have been duly executed on behalf of the Spanish Company.

(b)

The Non-Executed Opinion Document, once signed by the Spanish Company Representatives in accordance with the draft provided to us as per Section B (Reviewed Documentation) above, shall be deemed duly executed on behalf of the Spanish Company.

5.	No Conflict

The execution, delivery and performance by the Spanish Company of each of the Opinion Documents to which it is a party and compliance by the Spanish Company with the terms thereof and the consummation of the transactions contemplated by the Opinion Documents will not conflict with any provision of the articles of association or any mandatory provision of

Spanish law applicable to limited liability companies in general which would affect the capacity of the Spanish Company to enter into the Opinion Documents or the performance of its contractual obligations thereunder.

6.	Guarantees

The Note Guarantees (as defined under the 2026 Indenture) of the Spanish Guarantor (as defined under the 2026 Indenture) have been duly authorized by the Spanish Company and, when the Notes have been duly authenticated as provided in the 2026 Indenture and issued in accordance with the terms of the 2026 Indenture, and without prejudice to qualification 1 of Section G (Qualifications) below, will be validly issued and outstanding.

G.	Qualifications

The opinions expressed herein are specifically limited by, and subject to, the following qualifications:

1.	We do not opine on the validity, binding effects, enforceability and effectiveness of the Opinion Documents.

2.	We do not opine on the capacity and valid execution of the Opinions Documents by any party thereto other than the Spanish Company.

3.

The opinions expressed herein refer solely and exclusively to legal matters and are limited to the laws of Spain (unpublished case law not included) as applied by the Spanish Courts and in effect in the date hereof and therefore these opinions do not address laws of jurisdictions other than Spain (and it is given on the basis that it and all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with Spanish law), and is not to be read as extending by implication to any other matter in connection with the Opinion Documents or otherwise. It is given on the basis that it and all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with Spanish law.

4.

This Opinion and the capacity of the Spanish Company is subject to all applicable laws (Spanish and foreign) relating to (i) the Spanish public order (“orden público”) and (ii) insolvency, bankruptcy, administration, liquidation, reorganization or other analogous circumstances and other Law affecting the enforcement of creditors’ rights and remedies from time to time, including without limitation the Spanish Insolvency Act.

5.

Under Spanish law, powers of attorney, appointments or authorisations granted, whether or not stated to be irrevocable, are generally revocable by the grantor, provided that the revocation is in good faith. Any power of attorney, appointment or authority granted by the Spanish Company under the Opinion Documents may not survive the declaration of insolvency of the Spanish Company.

6.

Spanish law expressly prohibits that Spanish public limited liability companies (“sociedades anónimas”) and Spanish private limited liability companies (“sociedades de responsabilidad limitada”) provide financial assistance (“asistencia financiera”), including but not limited to funds, security interests, guarantees to any party for the acquisition of its own shares or the shares of its direct or indirect parent companies or shareholders. The prohibition is extended to financial assistance given in relation to the shares of other group companies in the case of Spanish private limited liability companies. Guarantee obligations and security interests arising from, or created under, the Opinion Documents will be null and void if these prohibitions are infringed.

7.

It should be noted that the Insolvency Search is not capable of revealing conclusively whether or not a winding-up resolution/petition has been submitted or administration order made or winding-up resolution/petition for the commencement of insolvency proceedings has been taken or filed to the relevant Registry.

8.

Under Spanish law, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply. Please note that, as per Organic Law 5/1995, of May 22, on Jury Trial, jury trial is not waivable under Spanish law.

9.	Our Opinion is limited to those opinions expressly set forth herein, and we express no opinions by implication.

H.	Applicable Law and Jurisdiction:

This Opinion shall be governed by the Spanish common law and any matter arising from this document shall be submitted to the jurisdiction of the courts of the city of Madrid (Spain).

I.	Addressee and reliance:

This Opinion is addressed to the Addressee solely for its benefit and solely for the purpose of the Transaction. It is not to be transmitted without our prior written consent, used, transmitted, cited or mentioned by the Addressee acting as any other capacity or for another purpose than the Transaction, unless it is disclosed by any of the Addressee for information only:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Opinion Documents and with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation and in each case, to any of that person’s professional advisers;

(b)	to its affiliates, related funds and their professional advisers (but in each case only with respect to the Transaction);

(c)

to the employees, directors, partners, officers, agents, legal representatives, general partners, limited partners, investment managers, investment advisers and debt providers of any person or entity listed in (a) or (b) above (but in each case on a need-to-know basis with respect to the Transaction);

(d)	to its auditors (to the extent necessary for their audit), its professional advisers and its insurers;

(e)	to any internationally recognised rating agency (including its professional advisers) (but only with respect to the Transaction);

(f)

to any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial or arbitral proceedings; and

(g)

to any professional or legal advisers of an Addressee in seeking to establish any due diligence process within the Transaction (or similar) defense in any legal or regulatory proceedings or investigation relating to transactions contemplated in the Dealer Manager Agreement;

in each of the above cases, with the condition that, prior to the contemplated disclosure, (i) the relevant Addressee notifies the recipient of the confidential nature of the opinion and it is not permitted to disclose to any person and (ii) the relevant Addressee shall take all reasonable measures to ensure that the recipient maintains its confidentiality and provided that it is understood by each such recipient that it may not rely on this opinion by virtue of such disclosure.

We consent to the filing of this Opinion as an Exhibit 5.10 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Jones Day

SCHEDULE I

CORPORATE RESOLUTIONS, EXCERPTS, BY-LAWS AND INSOLVENCY SEARCH OF THE SPANISH COMPANY

(A) CORPORATE RESOLUTIONS

(i)

Public deed (escritura) of notarisation (elevación a público) of the certificate (certificación) incorporating the decisions passed by the sole shareholder and the resolutions of the board of directors of Diebold Nixdorf, S.L.U. approving the Transaction, executed on 21 November 2022 before the Notary of Madrid, Mr. Juan Pérez Hereza, with number 3.772 of his official records;

(the “Corporate Resolutions”).

(B) EXCERPTS AND BY -LAWS

(i)

Literal excerpt (certificación literal) obtained from the Commercial Registry (Registro Mercantil) of Madrid on 31 January 2023 in respect of Diebold Nixdorf, S.L.U. (including the by-laws of Diebold Nixdorf, S.L.U.); and

(ii)	On-line excerpt (nota on-line) obtained from the Commercial Registry (Registro Mercantil) of Madrid on the date hereof in respect of Diebold Nixdorf, S.L.U.;

(the “Excerpts” and the “By-Laws”).

(C) INSOLVENCY SEARCHES

(i)

A printout of the on-line extract issued on the date hereof by the Public Registry of Bankruptcy Resolutions (“Registro Público Concursal”) of the Spanish Ministry of Justice made in respect of Diebold Nixdorf, S.L.U.;

(the “Insolvency Search”).